Exhibit 4.10

SEVENTH AMENDMENT TO THE

2001 AMENDED AND RESTATED

PUBLIX SUPER MARKETS, INC.

401(k) SMART PLAN

THIS SEVENTH AMENDMENT to the 2001 Amended and Restated Publix Super Markets, Inc. 401(k) SMART Plan is adopted this 9th day of November, 2005, by Publix Super Markets, Inc. (the “Company”), but is effective as provided hereafter.

W I T N E S S E T H:

WHEREAS, the Company has previously adopted the Publix Super Markets, Inc. 401(k) SMART Plan, which has been amended and restated from time to time (as amended and restated to date, the “Plan”); and

WHEREAS, pursuant to the terms of the Plan, the Company is authorized and empowered to amend the Plan further; and

WHEREAS, the Company deems it advisable and in the best interest of the Participants to amend the Plan further in certain respects.

NOW, THEREFORE, the Plan is hereby amended as follows:

1. Section 8.3(b) of the Plan is amended by adding the following as a new subparagraph (5), effective January 1, 2006:

(5) Notwithstanding the foregoing, a Participant who is an Employee of the Company on December 31, 2005, and who becomes an employee of the Publix Employees Federal Credit Union as of January 1, 2006, shall have a Vested Interest in his Matching Contributions Account of one hundred percent (100%) as of January 1, 2006.

IN WITNESS WHEREOF, the Company has caused this Seventh Amendment to be executed this 9th day of November, 2005, by its duly authorized officers.

ATTEST:		PUBLIX SUPER MARKETS, INC.

(CORPORATE SEAL)

By:	/s/ John A. Attaway, Jr.	By:	/s/ William E. Crenshaw
	John A. Attaway, Jr., Secretary		William E. Crenshaw, President

“COMPANY”